Exhibit 99.1

CALGON CARBON ANNOUNCES THIRD QUARTER RESULTS

PITTSBURGH, PA – October 30, 2009 – Calgon Carbon Corporation (NYSE:CCC) announced results for the third quarter ended September 30, 2009.

The company reported net income of $13.9 million for the third quarter of 2009, versus $2.2 million for the comparable period of 2008.  On a fully diluted basis, net income per common share for the third quarter of 2009 was $0.25 as compared to fully diluted net income per common share of $0.04 for the comparable quarter of 2008.

Income from operations for the third quarter of 2009 was $14.1 million, as compared to income from operations of $12.3 million for the third quarter of 2008.

Net sales for the third quarter of 2009 were $107.5 million versus third quarter 2008 sales of $99.1 million, an increase of 8.5%.  Currency translation had a $2.3-million negative impact on sales for the third quarter of 2009 due to the stronger U.S. dollar.

For the third quarter of 2009, sales of Activated Carbon and Service increased by 10.6% versus the third quarter of 2008.  The increase was due to favorable pricing and higher demand in areas of strategic focus, including products in the environmental air treatment market, as well as supply of activated carbon for a new potable water treatment facility in Asia.  Equipment sales declined 9.5% versus the third quarter of 2008.  The decrease was attributable to lower demand for traditional carbon adsorption and odor control equipment, and was partially offset by higher revenue from systems that employ ultraviolet light technology.  A 23.7% increase in Consumer sales for the third quarter of 2009 was due to higher demand for activated carbon cloth.

Net sales less the cost of products sold as a percentage of net sales was 33.9% for both the third quarter of 2009 and the third quarter of 2008.

Selling, administrative and research expenses for the third quarter of 2009 and for the third quarter of 2008 were comparable.  As a result of the quarter-over-quarter sales growth, selling, administrative and research expenses as a percentage of sales were 16.4% for the third quarter of 2009, versus 17.5% for the third quarter of 2008.

For the third quarter of 2009, the company reported a tax benefit of $0.8 million, versus a tax provision of $1.6 million for the comparable period in 2008.  During the third quarter of 2009, the company determined that a sufficient amount of foreign source income had been generated to release $5.0 million of its valuation allowance on foreign tax credits.  Absent this and other 2009 discrete events, the company estimates that its 2009 consolidated annual tax rate will be 38.4%.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Net income for the nine months ended September 30, 2009 was $25.9 million versus $25.3 million for the comparable period of 2008.  The 2009 results include the above mentioned $5.0 million valuation allowance release.  The 2008 results include a non-recurring after-tax gain of $5.7 million from the settlement of a lawsuit, and a non-recurring after-tax gain of $3.2 million related to the sale of the company’s charcoal business.  Fully diluted net income per common share for the nine months ended September 30, 2009 was $0.46.  Fully diluted net income per common share for the nine months ended September 30, 2008 was $0.48 which consisted of $0.42 from continuing operations and $0.06 from discontinued operations.

In May 2008, Accounting Standards Codification (ASC) 470-20 “Debt with Conversion and Other Options” was issued.  ASC 470-20 affected the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements.  ASC 470-20 affected the accounting associated with the company’s senior convertible notes.  Guidance within this ASC required the company to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature, as well as losses on induced conversions.  ASC 470-20 was effective for fiscal periods beginning in 2009 and required retrospective application.  The company adopted this accounting guidance in the first quarter of 2009 and, accordingly, the prior periods’ financial statements included herein have been adjusted.  Adoption of this guidance reduced previously reported earnings per diluted share for the third quarter and full year fiscal 2008 by $0.08 and $0.10, respectively.

Commenting on the results, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “We are pleased with the third quarter performance.  Sales of activated carbon for potable water treatment in Asia and for the removal of mercury from coal-fired power plants offset the decline in demand in our traditional markets that have been affected by the global economic slowdown.  We are very encouraged by the demand for our activated carbon products in these emerging markets which we have identified as major growth opportunities for Calgon Carbon.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.  They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein.  Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control.  Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

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Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008 *	2009	2008 *

Net Sales	$107,495	$99,069	$301,218	$297,876

Cost of Products Sold	71,089	65,461	202,622	198,247

Depreciation and Amortization	4,690	4,036	12,438	12,161

Selling, Administrative & Research	17,596	17,311	52,929	50,756

Gain from AST Settlement	-	-	-	(9,250)

	93,375	86,808	267,989	251,914

Income from Operations	14,120	12,261	33,229	45,962

Interest Expense - Net	27	(1,258)	24	(4,559)

Loss on Debt Extinguishment	(899)	(6,313)	(899)	(6,313)

Other Expense - Net	(646)	(701)	(2,574)	(1,269)

Income From Continuing Operations Before Income Tax and Equity in Income from Equity Investments	12,602	3,989	29,780	33,821

Income Tax (Benefit) Provision	(787)	1,593	5,187	12,067

Income from Continuing Operations Before Equity in Income from Equity Investments	13,389	2,396	24,593	21,754

Equity in Income from Equity Investments	470	38	1,338	337

Income from Continuing Operations	13,859	2,434	25,931	22,091

Income (Loss) from Discontinued Operations	-	(211)	-	3,236

Net Income	$13,859	$2,223	$25,931	$25,327

Net Income per Common Share
Basic:
Income from Continuing Operations	$.25	$.05	$.48	$.53
Income (Loss) from Discontinued Operations	$-	$-	$-	$.08
Total	$.25	$.05	$.48	$.61

Diluted:
Income from Continuing Operations	$.25	$.04	$.46	$.42
Income (Loss) from Discontinued Operations	$-	$-	$-	$.06
Total	$.25	$.04	$.46	$.48

Weighted Average Shares Outstanding (Thousands)
Basic	54,940	44,625	54,466	41,818

Diluted	56,448	53,798	56,274	52,536

* Results have been retrospectively adjusted to incorporate the adoption of guidance within Accounting Standards Codification (ASC) 470-20 "Debt with Conversion and Other Options," formerly APB 14-1,  “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)."

Calgon Carbon Corporation

Segment Data:

Segment Sales	3Q09	3Q08	YTD 2009	YTD 2008

Activated Carbon and Service	94,230	85,219	261,376	257,401
Equipment	10,558	11,662	32,784	32,101
Consumer	2,707	2,188	7,058	8,374

Total Sales (thousands)	$107,495	$99,069	$301,218	$297,876

Segment
Operating Income (loss)*	3Q09	3Q08	YTD 2009	YTD 2008

Activated Carbon and Service	18,647	15,941	43,729	53,083
Equipment	(60)	588	1,877	4,550
Consumer	223	(232)	61	490

Income from Operations (thousands)	$18,810	$16,297	$45,667	$58,123

*Before depreciation and amortization.  The YTD 2008 period includes the $9.3 million gain on AST settlement ($5.3 million Activated Carbon and Service and $4.0 million Equipment).

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008*

Assets

Current assets:

Cash and cash equivalents	$15,529	$16,750

Restricted cash	5,266	-

Receivables	62,296	64,515

Inventories	88,186	93,725

Other current assets	26,571	25,598

Total current assets	197,848	200,588

Property, plant and equipment, net	151,073	122,960

Other assets	57,684	63,714

Total assets	$406,605	$387,262

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$-	$1,605

Current portion of long-term debt	-	7,903

Other current liabilities	55,446	56,036

Total current liabilities	55,446	65,544

Other liabilities	60,072	68,441

Total liabilities	115,518	133,985

Total shareholders' equity	291,087	253,277

Total liabilities and shareholders' equity	$406,605	$387,262

* Results have been retrospectively adjusted to incorporate the adoption of guidance within Accounting Standards Codification (ASC) 470-20 "Debt with Conversion and Other Options," formerly APB 14-1,  “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)."